SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-Q/A

[X] Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

         For the quarterly period ended               Commission file
                MARCH 31, 2003                          No. 0-13660

                     SEACOAST BANKING CORPORATION OF FLORIDA
             (Exact name of registrant as specified in its charter)

             Florida                                      59-2260678
(State or other jurisdiction of                          (IRS employer
 incorporation or organization)                      identification number)

     815 Colorado Avenue, Stuart  FL                         34994
(Address of principal executive offices)                  (Zip code)

        (772) 287-4000
(Registrant's telephone number,
   including area code)

Securities registered pursuant to Section 12 (b) of the Act:
         None

Securities registered pursuant to Section 12 (g) of the Act:
              Common Stock, Par Value $.10
                    (Title of class)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

         YES [X]  NO [  ]

Indicate by check mark whether the registrant is an accellerated filer (as defined in Rule 12b-2 of the Exchange Act).

         YES [X]  NO [  ]

Indicate the number of shares outstanding of each of the registrant's classes of common stock as of March 31, 2003:

                Common Stock, $.10 Par Value - 13,928,951 shares

Seacost Banking Corporation of Florida (the "Company") filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the "Form 10-Q") with the Securities and Exchange Commission on May 14, 2003. An amendment to the Form 10-Q ("Amendment 1") was filed on August 19, 2003 to include certain certifications as separate exhibits (Exhibits No. 31-1, 31-2, 32-1, and 32-2). In the original Form 10-Q filing, the certifications herein referred to as Exhibits No. 31-1 and 31-2 were not filed as separate documents and the certifications herein referred to as Exhibits No. 32-1 and 32-2 were inadvertently omitted. This amendment to the Form 10-Q ("Amendment 2") is being filed to correct typographical errors contained in Part II of the Amendment I document and to the Exhibits filed with Amendment 1.

Part II  OTHER INFORMATION

Item 6.   Exhibits and Reports on Form 8-K

     Exhibit  31.1  Certification  of the Chief  Executive  Officer  Pursuant to
     Section 302 of the Sarbanes-Oxley Act of 2002.

     Exhibit  31.2  Certification  of the Chief  Financial  Officer  Pursuant to
     Section 302 of the Sarbanes-Oxley Act of 2002.

     Exhibit 32.1 Certification of the Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, Adopted Pursuant to Section 906 of the Sarbanes- Oxley Act of 2002.

     Exhibit 32.2 Certification of the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

No reports on Form 8-K were filed for the three-month period ended March 31, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                         SEACOAST BANKING CORPORATION OF FLORIDA





August 21, 2003                          /s/ Dennis S. Hudson, III
                                         -------------------------
                                         DENNIS S. HUDSON, III
                                         President & Chief Executive Officer


August 21, 2003                          /s/ William R. Hahl
                                         -------------------
                                         WILLIAM R. HAHL
                                         Executive Vice President &
                                         Chief Financial Officer